Exhibit 99.1

April 26, 2005

Chesapeake Reports Income from Continuing Operations of $1.6 million, or $0.08 per share, for First-Quarter 2005

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today reported income from continuing operations for the first quarter of 2005 of $1.6 million, or $0.08 per share, compared to income from continuing operations for the first quarter of 2004 of $0.7 million, or $0.04 per share. Including discontinued operations, net income for the first quarter of 2005 was $2.3 million, or $0.12 per share, compared to net income of $0.7 million, or $0.04 per share, for the first quarter of 2004.

"Our results for the first quarter were in line with our expectations, as our first two quarters tend to be seasonally lower than the second half of the year," said Thomas H. Johnson, Chesapeake's chairman & chief executive officer. "Our plastics business continues to perform well, and good progress was made at our two new paperboard packaging plants as operating results at those plants continue to improve. Volume for alcoholic drinks packaging remains strong; however, pharmaceutical and healthcare packaging results were down from a strong first quarter in 2004."

"Also, we recently sold our French wine label operation. The sale of this business, which is expected to be accretive to our earnings starting in the third quarter of 2005, is the result of an ongoing process to evaluate operations that are not generating sufficient returns. While operational improvement is a primary focus of 2005, we also continue to reap the benefits of our refinancing efforts in 2004 as interest expense decreased more than 20 percent compared to first-quarter 2004," Johnson added.

Segment Results

The following discussion compares the results of the business segments for the first quarter of 2005 to the first quarter of 2004.

Paperboard Packaging

  Net sales for the Paperboard Packaging segment were $221.7 million for the first quarter of 2005, an increase of $2.6 million, or 1 percent, over the comparable period in 2004. Excluding changes in foreign currency exchange rates, which increased net sales by $8.1 million, net sales were down 3 percent for the quarter. Net sales for the first quarter of 2005 were negatively impacted by decreased volume in pharmaceutical and healthcare packaging, pricing pressure and volume declines in food and household packaging, which were partially offset by higher sales volumes in alcoholic drinks packaging.

  Earnings before interest and income taxes (EBIT) for the Paperboard Packaging segment for first quarter of 2005 was $10.6 million, a decrease of $0.5 million, or 5 percent, versus the comparable period in 2004. Excluding changes in foreign currency exchange rates, which increased EBIT by $0.4 million, EBIT was down 8 percent for the quarter. EBIT for the first quarter of 2005 was negatively impacted by decreased sales volume in pharmaceutical and healthcare packaging, pricing pressure and decreased volume in food and household packaging and increased pension costs. These decreases were partially offset by increased volume in alcoholic drinks packaging and improved performance at our two new German factories, which produce tobacco and international and branded packaging.

Plastic Packaging

  Net sales for the Plastic Packaging segment for the first quarter of 2005 were $50.7 million, an increase of $6.2 million, or 14 percent, over the comparable period in 2004. Excluding changes in foreign currency rates, which increased net sales by $2.4 million, net sales were up 8 percent for the quarter. The increase in net sales for the first quarter of 2005 was primarily due to higher volume in specialty chemical packaging as a result of increased shipments to new customers and increased volume in food and beverage packaging.

  EBIT for the Plastic Packaging segment for the first quarter of 2005 was $5.4 million, an increase of $0.3 million, or 6 percent, over the comparable period in 2004. Excluding changes in foreign currency exchange rates, which increased EBIT by $0.3 million for the quarter, EBIT was flat. During the first quarter of 2005, increased sales in specialty chemical packaging were offset by a less favorable mix of products in food and beverage packaging and a lag in recovery of resin price increases.

Other information:

  Corporate expenses were $4.6 million for the first quarter of 2005, an increase of $0.7 million over the first quarter of 2004. The increase was primarily due to increased pension expense and costs associated with strategic initiatives.

  Net interest expense was $8.9 million for the first quarter of 2005, down $2.4 million compared to the first quarter of 2004. The decrease was primarily due to the redemption of higher-rate debt in the second quarter of 2004 with a portion of the proceeds from the March 2004 common stock offering.

  Discontinued operations in 2005 primarily represent the reduction of the liability for contractual obligations related to our former Merchandising and Specialty Packaging segment that was divested in 2001.

  On April 21, 2005, the company announced the sale of the assets of its French wine and spirits label operation, Bourgeot Etiqso Lesbats, to the Autajon Group for approximately 1.16 million euro. In the second quarter of 2005 the company expects to recognize a pre-tax and after-tax non-cash loss on the sale, which is currently estimated at approximately $3.5 million. The company also expects the transaction to be accretive to earnings starting in the third quarter of 2005.

  The overall effective income tax rate for the first quarter of 2005 was 35 percent compared to 26 percent for the first quarter of 2004. The increase in the effective income tax rate results from the inability to claim benefits for U.S. tax losses in 2005.

  Net cash provided by operating activities was $10.9 million for the first quarter of 2005, a decrease of $32.2 million from the first quarter of 2004. The decrease primarily reflects receipt of a $17.4 million income tax refund and $6.4 million from the termination of interest rate swaps in the first quarter of 2004 and an increase in working capital outflows in 2005. The company's total capital spending was $6.8 million for the first quarter of 2005 compared to $11.9 million in the first quarter of 2004.

  Total debt, net of cash, at April 3, 2005, was $365.8 million compared to $374.6 million at January 2, 2005. The change in net debt was primarily the result of changes in foreign currency exchange rates, which decreased reported net debt by approximately $9.5 million at the end of the first quarter of 2005, compared to the end of fiscal year 2004.

  The company continues to expect earnings per share for 2005 in the range of $0.90 to $1.20 per share, exclusive of gains or losses related to business divestitures and plant closures, net cash provided by operating activities for 2005 to be in the range of $70 to $90 million and capital spending for 2005 to be in the range of $40 to $50 million.

Use of Non-GAAP Financial Measures

Earnings per share, exclusive of gains or losses related to business divestitures and plant closures, is a non-GAAP financial measure. The company's management believes this non-GAAP measure provides investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because it excludes gains and losses that management believes are not indicative of the ongoing operating results of the business. In addition, this non-GAAP measure is used by management to evaluate the operating performance of the company. The presentation of this additional information is not meant to be considered in isolation or as a substitute for income from continuing operations and earnings per share as determined in accordance with GAAP. There were no business divestitures or plant closures in the first quarters of 2005 or 2004. The company is unable to provide full-year earnings guidance on a GAAP basis because gains and/or losses associated with business divestitures and plant closures cannot be reasonably predicted.

Chesapeake will hold a conference call today at 11 a.m. Eastern Daylight Time to discuss its first-quarter 2005 results. The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.cskcorp.com. Simply click on the "Investor Relations" button in the left column, then on "Conference Calls." A replay of the webcast will be available later today in that same section of Chesapeake's website.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,000 people worldwide.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

	First Quarter
INCOME STATEMENTS	2005	2004
Net sales	$272.4	$263.6
Costs and expenses:
Cost of products sold	224.8	219.8
Selling, general and administrative expenses	37.8	33.3
Other income, net	1.6	1.8
EBIT (earnings before interest and taxes) from continuing operations	11.4	12.3
Interest expense, net	8.9	11.3
Income from continuing operations before taxes	2.5	1.0
Income tax expense	0.9	0.3
Income from continuing operations	1.6	0.7
Discontinued operations, net of taxes (a)	0.7	-
Net income	$2.3	$0.7

Diluted earnings per share:
Income from continuing operations	$0.08	$0.04
Discontinued operations, net of taxes	0.04	-
Net income	$0.12	$0.04

Weighted average shares and equivalents outstanding - diluted	19.4	16.1

Other items:
Depreciation	$14.8	$16.2
Net cash provided by operating activities (b)	10.9	43.1
Capital expenditures	6.8	11.9

(a) In 2005, results from discontinued operations reflects the reduction of the liability for contractual obligations related to our former Merchandising & Specialty Packaging segment.

(b) Net cash provided by operating activities for 2004 included an IRS tax refund of $17.4 million and receipt of $6.4 million for the termination of interest rate swaps.

BALANCE SHEET	April 3,	January 2,
	2005	2005
Assets
Current assets:
Cash and cash equivalents	$21.3	$54.3
Accounts receivable, net	153.9	148.8
Inventories, net	113.0	114.4
Other current assets	23.1	19.5

Total current assets	311.3	337.0
Property, plant and equipment, net	404.9	427.1
Goodwill	681.8	694.6
Other assets	90.5	96.2

Total assets	$1,488.5	$1,554.9

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$222.9	$221.9
Current portion of long-term debt	22.9	64.1
Income taxes payable	26.0	26.6
Other current liabilities	4.3	4.3

Total current liabilities	276.1	316.9
Long-term debt	364.2	364.8
Pension and postretirement benefits	76.3	77.1
Deferred income taxes	24.5	25.0
Other long-term liabilities	53.7	59.3
Stockholders' equity	693.7	711.8

Total liabilities and stockholders' equity	$1,488.5	$1,554.9

	First	Second	Third	Fourth
BUSINESS SEGMENT HIGHLIGHTS	Quarter	Quarter	Quarter	Quarter

Net sales:
2005
Paperboard Packaging	$221.7
Plastic Packaging	50.7

	$272.4

2004
Paperboard Packaging	$219.1	$197.8	$220.7	$227.1
Plastic Packaging	44.5	41.5	35.9	45.1

	$263.6	$239.3	$256.6	$272.2

EBIT:
2005
Paperboard Packaging	$10.6
Plastic Packaging	5.4
Corporate	(4.6)

	$11.4

2004
Paperboard Packaging	$11.1	$11.1	$16.3	$9.9
Plastic Packaging	5.1	4.2	3.6	10.2
Corporate	(3.9)	(4.1)	(4.2)	(3.4)

	$12.3	$11.2	$15.7	$16.7

Depreciation:
2005
Paperboard Packaging	$12.3
Plastic Packaging	2.4
Corporate	0.1

	$14.8

2004
Paperboard Packaging	$13.4	$12.3	$12.0	$12.7
Plastic Packaging	2.7	2.6	2.5	2.6
Corporate	0.1	0.1	0.1	0.0

	$16.2	$15.0	$14.6	$15.3